Exhibit 10.1
PLEXUS CORP.
FISCAL [_____] VARIABLE INCENTIVE COMPENSATION PLAN
UNDER THE 2008 LONG-TERM INCENTIVE PLAN
FOR THE PLEXUS LEADERSHIP TEAM
I.	PLAN OBJECTIVE
The primary objective of this Variable Incentive Compensation Plan is to reward results delivered by Participants and designed to assist Plexus Corp. in attracting, retaining and motivating highly qualified and talented executives. The Awards under this Plan are Cash Incentive Awards under the 2008 LTIP and are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. This Plan provides annual variable incentive cash compensation opportunities to Participants for the achievement of performance goals and personal objectives that contribute to the overall success of Plexus.
II.	DEFINITIONS
The terms used herein shall have the following meanings:
(a)	“2008 LTIP” means the Plexus Corp. 2008 Long-Term Incentive Plan, as amended and restated.

(b)	“Average Capital Employed” means the five (5) point average of the [prior] fiscal year end and the quarterly fiscal year [current] Capital Employed balances.

(c)	“Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to the Plan Year.

(d)	“Capital Employed” means equity plus debt, less cash and cash equivalents and short-term Investments.

(e)	“Committee” means the Compensation and Leadership Development Committee of the Plexus Corp. Board of Directors.

(f)	“Company” means Plexus Corp.

(g)	“VICP Percentage” means the percentage of Salary that a Participant would receive as an Award if plan targets are met.

(h)	“Operating Income” means the Company’s operating income as reported in its audited income statement for fiscal year [current], as adjusted to eliminate stock-based employee compensation expense and other non-recurring or unusual charges.

(i)	“Participant(s)” means those individuals eligible, as determined by the Committee, for an Award under this Plan.

(j)	“Performance Goal” has the same meaning as set forth in section 2(r) of the 2008 LTIP.

(k)	“Plan Year” is the Company’s [current] fiscal year, which begins on [_______, 20__] and continues through [_______, 20__].

(l)	“Plan” means this Variable Incentive Compensation Plan (VICP), as amended from time to time.

(m)	“Plexus Leadership Team” means the executive officers of Plexus Corp. as reported in the Company’s filings with the U.S. Securities Exchange Commission.

(n)	“Net Income” means Plan Year net income reported in the consolidated statements of operations for Plexus Corp. and its subsidiaries.

(o)	“Salary” means the Participant’s Plan Year base salary excluding bonuses, paid commissions, reimbursed relocation expenses, or any other special pay, but including amounts deferred and subject to applicable pro-rations (See Change in Employment Status or Position, below).
III.	AWARDS
A.	Eligibility and Participation
Participation in this Plan is limited to the Plexus Leadership Team. A Participant’s VICP Percentage shall be determined and approved by the Committee. Unless otherwise determined by the Committee, a Participant must be employed through the last day of the Plan Year to receive an Award. The Committee, in its sole discretion, may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances as determined by the Committee. If approved by the Committee, Awards for Participants who leave due to retirement, disability or death will be in an amount equal to the Award that the Participant would have received had the Participant remained employed through the Plan Year and then pro-rated by eligible weeks on the Company (or one of its wholly-owned subsidiaries) payroll divided by the number of weeks of the Plan Year.
B.	Incentive Plan Performance Measures
The incentive performance measures, each of which stands independently of the others with regard to full Award opportunities, are:
•	Revenue: Total fiscal year [current] net sales of the Company.

•	Return on Average Capital Employed (ROCE): Annual Operating Income for fiscal year [current] divided by Average Capital Employed.

•	Personal Objectives: Individual Participant objectives that relate to strategic projects or site, location, team or group goals for the Plan Year; the number of goals for a Participant may vary. Personal Objectives are reviewed and approved by the Committee.
The performance components of an Award and the weighting of the payout relative to threshold, plan target, and full opportunity achievement for each are identified below:

Award Components	Threshold	Payout at or below Threshold***	Plan Target	Payout at Target***	Full Opportunity Target	Payout at or above Full Opportunity Target***
Revenue	$*	0%	$*	*%	$*	*%
ROCE	*%	0%	*%	*%	*%	*%
Personal Objectives**	Subject to the Company having Net Income and Participant completion of personal objectives	0-20%	Subject to the Company having Net Income and Participant completion of personal objectives	0-20%	Subject to the Company having Net Income and Participant completion of personal objectives	0-20%
Total Incentive Payout (as a percent of VICP Percentage) = Revenue + ROCE + Personal Objectives		0-20%		80-100%		180-200%

* Specific Threshold, Plan Target and Full Opportunity Target amounts, and percentages allocated to each component, are the same for each participant and determined with the approval of the Committee; that information shall be communicated to eligible participants. All year references herein will be deemed to refer to the appropriate fiscal year and numbers in this matrix will be re-set for such years.
** The Committee may use negative discretion to establish a payout that is less than the 20% for the Personal Objective component depending upon its evaluation of the Participant’s achievement of his or her Personal Objectives.
*** See III.C. Award Calculations below for the calculation of Payouts if Revenue or ROCE is between Threshold and Target or between Target and Full Opportunity Target.
In measuring the degree of attainment of a Performance Goal under this Plan, Extraordinary Charges (as defined in the 2008 LTIP) shall be disregarded except as otherwise determined by the Committee in its discretion.
C.	Award Calculation
Notwithstanding anything in this Plan to the contrary, no Award shall be payable to a Participant under this Plan, including any amounts for the Personal Objective component, unless the Company has Net Income for the Plan Year. In the event of results that are below the Revenue and the ROCE threshold levels, only Personal Objectives may have a payout (provided the Company has Net Income as noted above and the Participant otherwise satisfies Plan terms); Awards for the Revenue and ROCE component have no associated payout until the applicable threshold is exceeded.
A Participant’s Award shall be determined as follows:
Revenue Payout - determined in accordance with the Award Components table above in III.B., except:
If Revenue is between Threshold and Target:
(Actual — Threshold) / (Plan Target — Threshold) x 40% = Revenue Payout %
If Revenue is between Target and Full Opportunity Target:
40% + [(Actual — Plan Target) / (Full Opportunity Target — Plan Target) x 50%] = Revenue Payout %

ROCE Payout- determined in accordance with the table above in III B, except:
If ROCE is between Threshold and Target:
(Actual — Threshold) / (Plan Target — Threshold) x 40% = ROCE Payout %
If ROCE is between Target and Full Opportunity Target:
40% + [(Actual — Plan Target) / (Full Opportunity Target — Plan Target) x 50%] = ROCE Payout %
Personal Objective Payout
Personal Objective Payout % is determined by the Committee.
Total Incentive Payout
Revenue Payout % + ROCE Payout % + Personal Objective Payout % = Total Incentive Payout %
Award
Total Incentive Payout % x VICP Percentage x Participant’s Salary
The maximum Award payable to a Participant pursuant to the Plan for the Plan Year shall not exceed $4,000,000.
D.	Payment Date
Eligible participants will be paid Awards no later than December [_, 20__].
E.	Change in Employment Status or Position
Awards to Participants changing status (to/from eligible/ineligible position) are to be pro-rated by eligible weeks on the Company (or its wholly-owned subsidiaries) payroll divided by the number of weeks of the Plan Year. Awards are calculated for each position a Participant holds through the Plan Year and are pro-rated accordingly based on calendar weeks in each position. New or rehired employees who enter the Plan after the start of the Plan Year will receive a pro-rated Award based on the time actually in the Plan. Awards for Participants who are on an unpaid leave of absence will be pro-rated based upon eligible calendar weeks on the Company (or its wholly-owned subsidiaries) payroll divided by the number of weeks of the Plan Year (no such pro-ration will occur for any portion of an Award attributable to personal objectives).
F.	Shareholder Approval
Awards payable in respect of fiscal 2011 performance are subject to and conditioned upon shareholder approval of amendments to the 2008 LTIP at the 2011 annual meeting of shareholders. [Applicable only to awards for fiscal 2011; shareholders approved the amendments to the 2008 LTIP at the 2011 annual meeting.]
IV.	ADMINISTRATION
The Committee is responsible for the administration of the Plan and its interpretation, including decisions on eligibility, Participant’s VICP Percentage, and the establishment of Performance Goals.
V.	MISCELLANEOUS
Compensation under this Plan is subject to the Company’s Compensation Clawback Policy, as it may be amended from time to time. Nothing in this Plan document or associated communications in any way promises or guarantees the compensation or employment of any Participant with Company or any successor or related company. In the event of a conflict between this Plan and the terms and conditions of a Participant’s employment agreement with the Company (if applicable), the terms and conditions of the Participant’s employment agreement shall govern.